AMENDMENT TO EMPLOYMENT AGREEMENT

         Amendment No. 1 dated as of December 21, 1999 to the Employment Agreement (the "Employment Agreement") dated as of May 16, 1999 between Medical Manager Corporation (formerly Synetic, Inc., the "Company"), a Delaware corporation, and John H. Kang ("Executive").

         WHEREAS, concurrently with the execution of this Amendment, the Company has made a loan (the "Loan") in favor of Executive;

         WHEREAS, as an inducement for the Company to make the Loan to Executive, the parties desire to amend the Employment Agreement upon the terms and conditions set forth herein; and

         NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Amendments.

(a) Bonus. Section 2.6 is hereby amended in its entirety to read as follows:

                  Executive may receive a bonus or bonuses during the Employment Period at such times and in such amounts as the Compensation Committee of the Board may determine in its sole discretion.

(b) Option Grant. Section 4(b) is hereby amended by deleting "six month" each time it appears in such subparagraph and by substituting therefor "one-year".

(c)               Termination by the Company without Cause.  Section 5.3(iii)
                   is hereby amended in its entirety to read as follows:

                  $600,000 of the principal amount payable under the Note (the "Note") dated December 21, 1999 made by Executive in favor of the Company in the principal amount of $2.4 million shall be forgiven by the Company

(d) Liquidated Damages. The reference to "Section 5.3 or Section 5.5" contained in the second line of Section 5.4 shall be amended to read as follows: "Section 5.3, Section 5.5 or
                  Section 5.6".

(e) Termination by Executive for Good Reason. (i) Section 5.5(a) of the Employment Agreement is hereby amended by deleting the word "bonus" in the fourth line thereof and substituting therefor "the loan forgiveness in the amount of $600,000".


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                  (ii) Section 5.5(b)(6) is hereby amended by deleting "six
                  months" and substituting therefor "one-year".

(f) Special Payment. Section 5.6 is hereby amended in its entirety to read as follows:

                  Special Payment. In the event of the occurrence of a Change in Control that is not approved by a majority of the Incumbent Directors on or prior to December 21, 2003, Executive shall be entitled to receive an amount in cash equal to $2.4 million less the amount of any discretionary bonus previously paid to him pursuant to Section 2.6 of this Agreement (the "Special Payment") on the date of the consummation of the Change in Control. If a Change in Control occurs that is approved by a majority of the Incumbent Directors on or prior to December 21, 2003, Executive shall be entitled to receive the Special Payment (i) on the one-year anniversary of the date of the Change in Control (or such earlier date as may be agreed to by the successor), so long as he remains employed through such date, or (ii) upon a termination of Executive's employment by the Company without Cause or by Executive with Good Reason during such one-year period.

         2. Employment Agreement in Effect. Except as set forth herein, the Employment Agreement remains in full force and effect.

         3. Governing Law. This Amendment shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             MEDICAL MANAGER CORPORATION




                                             By: ______________________________
                                                 Name:
                                                 Title:



                                             EXECUTIVE



                                             __________________________________
                                             John H. Kang